FS Energy and Power Fund - 8K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Committed Approximately $150 Million Toward Proprietary Investments in Middle Market Companies in August and September

PHILADELPHIA, PA, October 15, 2013 – FS Energy and Power Fund (“FSEP”), a business development company (“BDC”) focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, announced today that it committed approximately $150 million toward proprietary investments in San Pedro Development, LLC (“San Pedro”) and American Energy – Utica, LLC and American Energy Ohio Holdings, LLC (collectively, “American Energy”) during the months of August and September. In connection with the terms negotiated for the investments, FSEP received upfront fees and other economic benefits.

San Pedro is a privately-owned exploration and production company operating in the San Miguel Formation in Dimmit and Maverick counties in Texas. Led by President William A. Hall III and an experienced management team, San Pedro has a proven track record of developing oil and gas fields within the region. FSEP’s investment, a $20 million senior secured loan and net profits interest, will help fund the development of new oil and gas projects within the region.

American Energy is a privately-owned exploration and production enterprise founded by industry pioneer, Aubrey K. McClendon, to develop energy resources in the Utica Shale in Ohio. FSEP’s investment includes a $115 million senior secured loan and a $14.9 million equity co-investment.

“The scale of our platform and our partnership with GSO / Blackstone allow us to continue to invest in proven management teams,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP. “As we continue to grow FSEP’s investment portfolio, we are pleased by its increasingly proprietary nature and our ability to structure investments with strong downside protections and the potential for upside through select equity opportunities.”

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded BDC. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $62.2 billion in assets under management as of June 30, 2013, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages three funds with approximately $7.9 billion* in assets.

Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

* Assets under management as of June 30, 2013.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.